Exhibit 99.1

Connection (CNXN) Reports Fourth Quarter and Full Year Results

Gross Profit Increases by 8.7% From Prior Q4

FOURTH QUARTER SUMMARY:

  Gross profit: $116.1 million, up 8.7% y/y
  Net income: $22.0 million, up 3.1% y/y
  Diluted EPS: $0.83, compared to $0.80 y/y

FULL YEAR SUMMARY:

  Gross profit: $451.3 million, up 9.8% y/y
  Net income: $82.1 million, up 27.1% y/y
  Diluted EPS: $3.10, compared to $2.41 y/y

MERRIMACK, N.H.--(BUSINESS WIRE)--February 4, 2020--Connection (PC Connection, Inc.; NASDAQ: CNXN), a leading technology solutions provider to business, government, and education markets, today announced results for the fourth quarter and year ended December 31, 2019. Net sales for the quarter ended December 31, 2019 increased by 1.0% to $716.6 million, compared to $709.5 million for the prior year quarter. Net income for the fourth quarter ended December 31, 2019 increased by 3.1% to $22.0 million, or $0.83 per diluted share, compared to net income of $21.3 million, or $0.80 per diluted share, for the prior year quarter. Included in the prior year results was a favorable resolution of a contract dispute that resulted in an increase of $0.06 per diluted share.

Net sales for the year ended December 31, 2019 increased by 4.5% to $2.8 billion, compared to $2.7 billion for the year ended December 31, 2018. Net income for the year ended December 31, 2019 increased by 27.1% to $82.1 million, or $3.10 per diluted share, compared to net income of $64.6 million, or $2.41 per diluted share, for the year ended December 31, 2018.

Earnings before interest, taxes, depreciation and amortization, adjusted for stock-based compensation expense and restructuring and other charges (“Adjusted EBITDA”) totaled $128.7 million for the year ended December 31, 2019, compared to $102.6 million for the year ended December 31, 2018.

Quarterly Performance by Segment:

  Net sales for the Business Solutions segment increased 5.0% to $262.3 million in the fourth quarter of 2019, compared to $249.7 million in the prior year quarter. We experienced strong growth in sales of desktops and software products in the quarter. Gross profit increased by 12.5% to $52.6 million in the fourth quarter of 2019, compared to $46.8 million in the prior year quarter. Gross margin increased by 133 basis points to 20.1% due to higher sales volumes and the change in customer mix.
  Net sales for the Public Sector Solutions segment increased by 11.9% to $132.5 million in the fourth quarter of 2019, compared to $118.4 million in the prior year quarter. Sales to the federal government increased by 25.4%, compared to the prior year quarter, while sales to state and local government and educational institutions increased by 3.8%. Gross profit increased by 28.5% to $20.9 million in the fourth quarter of 2019, compared to $16.3 million in the prior year quarter. Gross margin increased by 205 basis points to 15.8% primarily due to growth in sales and an increase in cloud-based and security software revenue, which is recognized on a net basis.
  Net sales for the Enterprise Solutions segment decreased by 5.7% to $321.9 million in the fourth quarter of 2019, compared to $341.4 million in the prior year quarter. Gross profit decreased by 2.7% to $42.6 million in the fourth quarter of 2019, compared to $43.8 million in the prior year quarter. Gross margin increased by 41 basis points to 13.2% primarily due to an increase in sales of cloud-based and security software, which are recognized on a net basis.

Quarterly Sales by Product Mix:

  Notebook/mobility sales, the Company’s largest product category, increased by 9% year over year and accounted for 28% of net sales in the fourth quarter of 2019, compared to 26% of net sales in the prior year quarter. The Public Sector and Enterprise Solutions segments experienced strong year-over-year growth in notebook/mobility sales.
  Accessories sales decreased by 15% year over year and accounted for 12% of net sales in the fourth quarter of 2019, compared to 14% of net sales in the fourth quarter of 2018. The decrease was due to the timing of large rollouts, primarily in the Enterprise Solutions segment. The Business Solutions and Public Sector segments experienced year-over-year growth in accessories sales, compared to the prior year quarter.
  Desktop sales increased by 21% year over year and accounted for 12% of net sales in the fourth quarter of 2019, compared to 10% of net sales in the prior year quarter. All three selling segments experienced strong year-over-year growth in desktop sales.
  Software sales increased by 4% year over year and accounted for 12% of net sales in the fourth quarter of 2019 and 2018. The Business Solutions segment experienced strong year-over-year growth in software sales.

Selling, general and administrative (“SG&A”) expenses increased in the fourth quarter of 2019 to $86.5 million from $79.5 million in the prior year quarter. SG&A as a percentage of net sales, was 12.1%, compared to 11.2% in the prior year quarter. The increase in SG&A was primarily due to an increase in variable compensation due to the higher level of gross profit, as well as, an increase in advertising expense compared to the prior year quarter.

Cash and cash equivalents were $90.1 million at December 31, 2019, compared to $91.7 million at December 31, 2018. In January 2020, we paid a $0.32 per share special dividend to shareholders, which totaled $8.4 million. During the fourth quarter of 2019, the Company repurchased 2,333 shares of stock for $0.1 million.

“Connection achieved record fourth quarter and full year 2019 results. We saw strong demand for cloud, hybrid-cloud, software, and security solutions. We also continued to experience significant growth in modern workplace solutions driven by the PC refresh,” said Timothy McGrath, President and Chief Executive Officer. “I would like to thank our dedicated team for their commitment and hard work in delivering these record results,” concluded Mr. McGrath. “We believe the team and the strategies we have in place well position Connection to gain market share and increase long-term shareholder value.”

Conference Call and Webcast

Connection will host a conference call and live web cast today, February 4, 2020 at 4:30 p.m. ET to discuss its fourth quarter financial results. To access the conference call (audio only), please dial 877-776-4016 (US) or 973-638-3231 (International). A web-cast of the conference call, which will be broadcast live via the Internet, and a copy of this press release, can be accessed on Connection’s website at ir.connection.com. For those unable to participate in the live call, a replay of the webcast will be available at ir.connection.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Non-GAAP Financial Information

Adjusted EBITDA, Adjusted EPS and Adjusted Net Income are non-GAAP financial measures. These measures are included to provide additional information with respect to the Company’s operating performance and earnings. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. Our non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation to the most directly comparable GAAP measure is available in the tables at the end of this release.

About Connection

PC Connection, Inc. and its subsidiaries, dba Connection, (www.connection.com; NASDAQ: CNXN) is a Fortune 1000 company headquartered in Merrimack, NH. With offices throughout the United States, Connection delivers custom-configured computer systems overnight from its ISO 9001:2015 certified technical configuration lab at its distribution center in Wilmington, OH. In addition, the Company has over 2,500 technical certifications to ensure it can solve the most complex issues of its customers. Connection also services international customers through its GlobalServe subsidiary, a global IT procurement and service management company. Investors and media can find more information about Connection at http://ir.connection.com.

Connection – Business Solutions (800-800-5555), (the original business of PC Connection) operating through our PC Connection Sales Corp. subsidiary, is a rapid-response provider of IT products and services serving primarily the small‑ and medium-sized business sector. It offers more than 300,000 brand-name products through its staff of technically trained sales account managers, publications, and its website at www.connection.com.

Connection – Enterprise Solutions (561-237-3300), www.connection.com/enterprise, operating through our MoreDirect, Inc. subsidiary, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and access to over 300,000 products and 1,600 vendors through TRAXX™, a proprietary cloud-based eProcurement system. The team’s engineers, software licensing specialists, and project managers help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

Connection – Public Sector Solutions (800-800-0019), operating through our GovConnection, Inc. subsidiary, is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, publications, and online at www.connection.com/publicsector.

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"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are based on currently available information, operating plans, and projections about future events and trends. Terms such as "believe," "expect," "intend," "plan," "estimate," "anticipate," "may," "should," "will," or similar statements or variations of such terms are intended to identify forward-looking statements, although not all forward-looking statements include such terms. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the impact of changes in market demand and the overall level of economic activity and environment, or in the level of business investment in information technology products, product availability and market acceptance, new products, continuation of key vendor and customer relationships and support programs, the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, fluctuations in operating results and the ability of the Company to manage personnel levels in response to fluctuations in revenue, the ability of the Company to hire and retain qualified sales representatives and other essential personnel, the impact of changes in accounting requirements, and other risks detailed in the Company's filings with the Securities and Exchange Commission, including under the caption "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2018. The Company assumes no obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise, except as required by law.

CONSOLIDATED SELECTED FINANCIAL INFORMATION
At or for the Three Months Ended December 31,	2019		2018
					%
(Amounts and shares in thousands, except operating data, P/E ratio, and per share data)					Change

Operating Data:
Net sales	$716,627		$709,520		1%
Diluted earnings per share	$0.83		$0.80		4%

Gross margin	16.2%		15.1%
Operating margin	4.1%		3.7%
Return on equity (1)	14.6%		12.7%

Inventory turns	18		21
Days sales outstanding	63		51

	% of		% of
Product Mix:	Net Sales		Net Sales
Notebooks/Mobility	28%		26%
Desktops	12		10
Accessories	12		14
Software	12		12
Net/Com Products	10		8
Displays	9		9
Servers/Storage	8		10
Other Hardware/Services	9		11
Total Net Sales	100%		100%

Stock Performance Indicators:
Actual shares outstanding	26,345		26,396
Total book value per share	$22.67		$19.92
Tangible book value per share	$19.56		$16.77
Closing price	$49.66		$29.73
Market capitalization	$1,308,293		$784,753
Trailing price/earnings ratio	16.0		12.3
LTM Adjusted EBITDA (2)	$128,662		$102,620
Adjusted market capitalization/LTM Adjusted EBITDA (3)	9.5		6.8

(1) Calculated as the trailing twelve months' of net income divided by the average trailing twelve months' of equity.
(2) Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation and restructuring and other related charges.
(3) Adjusted market capitalization is defined as gross market capitalization less cash balance.

REVENUE AND MARGIN INFORMATION
For the Three Months Ended December 31,	2019		2018
	Net	Gross	Net	Gross
(amounts in thousands)	Sales	Margin	Sales	Margin

Business Solutions	$262,309	20.1%	$249,726	18.7%
Enterprise Solutions	321,851	13.2	341,356	12.8
Public Sector Solutions	132,467	15.8	118,438	13.7
Total	$716,627	16.2%	$709,520	15.1%

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended December 31,		Years Ended December 31,
(amounts in thousands, except per share data)	2019	2018	2019	2018

Net sales	$716,627	$709,520	$2,820,034	$2,699,489
Cost of sales	600,514	602,718	2,368,724	2,288,403
Gross profit	116,113	106,802	451,310	411,086

Selling, general and administrative expenses	86,510	79,518	338,635	324,433
Restructuring and other charges	-	967	703	967
Income from operations	29,603	26,317	111,972	85,686

Other income/(expense), net	263	2,566	707	2,978
Income tax provision	(7,900)	(7,583)	(30,568)	(24,072)
Net income	$21,966	$21,300	$82,111	$64,592

Earnings per common share:
Basic	$0.83	$0.80	$3.12	$2.42
Diluted	$0.83	$0.80	$3.10	$2.41

Shares used in the computation of earnings per common share:
Basic	26,322	26,632	26,335	26,717
Diluted	26,523	26,766	26,505	26,854

	December 31,	December 31,
CONDENSED CONSOLIDATED BALANCE SHEETS	2019	2018
(amounts in thousands)

ASSETS
Current Assets:
Cash and cash equivalents	$90,060	$91,703
Accounts receivable, net	549,626	447,698
Inventories, net	124,666	119,195
Income taxes receivable	1,388	922
Prepaid expenses and other current assets	10,671	9,661
Total current assets	776,411	669,179
Property and equipment, net	64,226	51,799
Right-of-use assets, net	13,842	-
Goodwill	73,602	73,602
Intangibles assets, net	8,307	9,564
Other assets	947	1,211
Total Assets	$937,335	$805,355

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$235,641	$201,640
Accrued payroll	28,050	24,319
Accrued expenses and other liabilities	45,232	33,840
Total current liabilities	308,923	259,799
Deferred income taxes	20,170	17,184
Operating lease liability	10,330	-
Other liabilities	600	2,469
Total Liabilities	340,023	279,452
Stockholders’ Equity:
Common stock	288	288
Additional paid-in capital	118,045	115,842
Retained earnings	514,694	441,010
Treasury stock at cost	(35,715)	(31,237)
Total Stockholders’ Equity	597,312	525,903
Total Liabilities and Stockholders’ Equity	$937,335	$805,355

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three Months Ended December 31,		Years Ended December 31,
(amounts in thousands)	2019	2018	2019	2018
Cash Flows from Operating Activities:
Net income	$21,966	$21,300	$82,111	$64,592
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3,130	3,701	13,314	14,063
Deferred income taxes	2,976	1,059	2,986	1,488
Stock-based compensation expense	604	342	1,863	1,080
Loss on disposal of fixed assets	99	-	213	51
Provision for doubtful accounts	(156)	252	25	1,680

Changes in assets and liabilities:
Accounts receivable	(70,563)	(49,009)	(101,953)	14,872
Inventories	1,412	(13,912)	(5,471)	(23,311)
Prepaid expenses and other current assets	(5,178)	(1,857)	(1,476)	(1,045)
Other non-current assets	(55)	2,121	264	2,403
Accounts payable	38,127	35,083	34,960	5,722
Accrued expenses and other liabilities	4,219	6,506	9,767	5,244
Net cash provided by (used in) operating activities	(3,419)	5,586	36,603	86,839

Cash Flows from Investing Activities:
Purchases of equipment	(5,035)	(5,597)	(25,656)	(21,238)
Net cash used in investing activities	(5,035)	(5,597)	(25,656)	(21,238)

Cash Flows from Financing Activities:
Proceeds from short-term borrowings	-	-	-	859
Repayment of short-term borrowings	-	-	-	(859)
Dividend payment	-	-	(8,452)	(9,122)
Purchase of treasury shares	(115)	(10,991)	(4,478)	(15,375)
Issuance of stock under Employee Stock Purchase Plan	644	642	1,253	1,247
Payment of payroll taxes on stock-based compensation through shares withheld	(504)	(180)	(913)	(638)
Net cash (used in) provided by financing activities	25	(10,529)	(12,590)	(23,888)
(Decrease)/Increase in cash and cash equivalents	(8,429)	(10,540)	(1,643)	41,713
Cash and cash equivalents, beginning of period	98,489	102,243	91,703	49,990
Cash and cash equivalents, end of period	$90,060	$91,703	$90,060	$91,703

Non-cash Investing Activities:
Dividend declaration	$8,427	$8,452	$8,427	$8,452
Accrued capital expenditures	$1,463	$2,422	1,463	2,422

Supplemental Cash Flow Information:
Income taxes paid	$9,488	$4,811	$28,460	$19,945

EBITDA AND ADJUSTED EBITDA

A reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP measure is detailed below. Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for restructuring and other charges, favorable resolution of a contract dispute, and stock-based compensation. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either includes or excludes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance including our ability to fund our future capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. Our non-GAAP financial measures may not be comparable to other similar titled measures of other companies.

(amounts in thousands)	Three Months Ended December 31,			Years Ended December 31, (1)
	2019	2018	% Change	2019	2018	% Change
Net income	$21,966	$21,300	3%	$82,111	$64,592	27%
Depreciation and amortization	3,130	3,701	(15%)	13,314	14,064	(5%)
Income tax expense	7,900	7,583	4%	30,568	24,072	27%
Interest expense	25	41	(39%)	103	145	(29%)
EBITDA	33,021	32,625	1%	126,096	102,873	23%
Restructuring and other charges (2)	-	967	-	703	967	(27%)
Favorable resolution of a contract dispute, net (3)	-	(2,300)	(100%)	-	(2,300)	(100%)
Stock-based compensation	604	342	77%	1,863	1,080	73%
Adjusted EBITDA	$33,625	$31,634	6%	$128,662	$102,620	25%

(1) LTM: Last twelve months
(2) Restructuring and other charges in 2019 and 2018 consist of severance and other charges related to internal restructuring activities.
(3) The Company recorded $2.3 million of income in other income/(expense), net as a result of a favorable resolution of a contract dispute.

ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE

A reconciliation from Net Income to Adjusted Net Income is detailed below. Adjusted Net Income is defined as Net Income plus restructuring and other charges, net of tax. Adjusted Net Income and Adjusted Earnings Per Share are considered non-GAAP financial measures (see note above in Adjusted EBITDA for a description of non-GAAP financial measures). The Company believes that these non-GAAP disclosures provide helpful information with respect to the Company's operating performance.
(amounts in thousands, except per share data)	Three Months Ended December 31,			Years Ended December 31,
	2019	2018	% Change	2019	2018	% Change
Net income	$21,966	$21,300		$82,111	$64,592
Restructuring and other charges, net of tax (1)	-	713		512	705
Favorable resolution of a contract dispute, net of tax (2)	-	(1,662)		-	(1,644)
Adjusted Net Income	$21,966	$20,351	8%	$82,623	$63,653	30%
Diluted shares	26,523	26,766		26,505	26,854
Adjusted Diluted Earnings per Share	$0.83	$0.76	9%	$3.12	$2.37	32%

(1) Restructuring and other charges in 2019 and 2018 consist of severance and other charges related to internal restructuring activities.
(2) The Company recorded $2.3 million of income in other income/(expense), net as a result of a favorable resolution of a contract dispute.

Contacts

Investor Relations Contact:
Tom Baker, 603.683.2505
Tom@connection.com